EXHIBIT 99.1

IN THE DISTRICT COURT OF LANCASTER COUNTY, NEBRASKA

STATE OF NEBRASKA, EX REL.	)
L. TIM WAGNER,	)	Case CI 02 - 4637
DIRECTOR OF INSURANCE OF	)
THE STATE OF NEBRASKA,	)
)
Petitioner	)
)
v.	)
	)	ORDER OF REHABILITATION
AMERICAN GROWERS	)
INSURANCE COMPANY,	)
)
Respondent.

This matter came on for consideration on the petition of the Director of Insurance for the State of Nebraska, L. Tim Wagner (“Director”) pursuant to the Insurers Supervision, Rehabilitation, and Liquidation Act (“Act”) Neb. Rev. Stat § 44-4801 et seq., for an Order of Rehabilitation and for injunctive relief with respect to American Growers Insurance Company (“American Growers”). American Growers, through its President, has voluntarily appeared and consented to the Order of Rehabilitation, waiving notice and hearing on the Petition.

The court, upon review of the Petition and supporting materials and, the consent of American Growers, finds as follows:

1. The court has jurisdiction over the subject matter and the parties.

2. American Growers is in such condition that the further transaction of business by American Growers would be hazardous financially to its insureds or creditors or the public.

3. Grounds exist under Neb. Rev. Stat. § 44-4812, for this Court to enter an Order of Rehabilitation pursuant to Neb. Rev. Stat. §§ 44-4812 and 44-4813 authorizing the Director to rehabilitate American Growers.

4. The immediate appointment of a Rehabilitator is necessary to protect the creditors, claimants and policyholders of American Growers, and it is in their best interest and in the best interests of the public that an Order of Rehabilitation be entered appointment the Director and successors in office as Rehabilitator to American Growers pursuant to Neb. Rev. Stat. § 44-4813.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED that;

1. An Order of Rehabilitation is entered under Neb. Rev. Stat. § 44-4813, authorizing the rehabilitation of American Growers.

2. L. Tim Wagner, Director of Insurance for the State of Nebraska, and his successors in officer are appointed Rehabilitator and, pursuant to Neb. Rev. Stat. §44-4814, he may take such action as he deems necessary or appropriate to reform and revitalize American Growers.

3. The Rehabilitator shall have all the powers of the directors, officers, and managers of the insurer, whose authority shall be suspended, except as such authority may be redelegated by the Rehabilitator.

4. The Rehabilitator is authorized and directed to forthwith take possession and control of the assets of American Growers and administer them under the general supervision of this Court. The Rehabilitator is directed to exercise any and all rights of American Growers in connection with any collateral or other assets being held for the benefit of American Growers by any person or entity. Pursuant to Neb. Rev. Stat. § 44-4813, the Rehabilitator shall be vested by operation of law with title to all of the property, contracts, and rights of action and all of the books and records of American Growers, wherever located, as of the entry of this Order of Rehabilitation.

5. The Rehabilitator shall have, exercise and be subject to, all of the rights, powers and duties of a Rehabilitator under the Insurers Supervision, Rehabilitation, and Liquidation Act.

6. All officers, managers, directors, trustees, owners, employees, or agents of American Growers shall cooperate with the Rehabilitator as required by Neb. Rev. Stat. § 44-4806.

6. Mutual debts or credits between American Growers and another person in connection with this rehabilitation shall be subject to Neb. Rev. Stat. § 44-4830.

7. The entry of an order of rehabilitation shall not constitute an anticipatory breach of any contracts of the insurer and shall not be grounds for retroactive revocation or retroactive cancellation of any contracts of the insurer unless such revocation or cancellation is done by the Rehabilitator pursuant to Neb. Rev. Stat. § 44-4814.

8. The Rehabilitator shall file financial reports and an accounting with this Court pursuant to Neb. Rev. Stat. § 44-4813(2), for the period ending December 31, 2002, and at least semi-annually thereafter. Each accounting shall include a report concerning the Rehabilitator’s opinion as to the likelihood that a plan under Neb. Rev. Stat. § 44-4814(4), will be prepared by the Rehabilitator and the timetable for doing so.

9. This Court shall retain jurisdiction of this matter for the purpose of granting such other and further relief as shall be just and equitable and the Rehabilitator shall apply to this Court for further instructions as necessary.

Dated this 20th day of December, 2002.

/s/ BERNARD J. MCGINN
District Judge

26-314-21

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